Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of the 14th day of February, 2005 (“Effective Date”), by and between Antares Pharma, Inc., a Minnesota corporation (the “Corporation”), and James Hattersley (“Employee”).

WITNESSETH:

WHEREAS, Employee and the Corporation desire to enter into this Agreement to define their relationship, including the terms of Employee’s employment by the Corporation.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1. Employment. As of the Effective Date, the Corporation shall employ Employee as its Vice President of Corporate Business Development, to perform the duties and functions as are reasonably and lawfully specified from time-to-time by the Corporation’s Chief Executive Officer and its Board of Directors. Employee has determined, to the best of his knowledge and belief, based upon a thorough review of his prior employee and consulting records and all related documents and/or agreements that his being employed by the Corporation pursuant to the terms hereof will not, in any way, violate any such obligations or agreements, nor will such employment in any way result in a breach by Employee of any obligations he has to any prior employer or other contracting party. Employee hereby accepts such employment and, during the Employment Term, as hereinafter provided, Employee agrees to devote his full business time, skill, energy and attention, in a diligent, trustworthy, loyal, businesslike and efficient manner, to advancing the Corporation’s interests and to performing such duties and functions in accordance with Employee’s experience and skills.

2. Compensation.

2.1. Salary. For all services rendered by Employee pursuant to this Agreement, the Corporation shall pay Employee an annual salary, subject to withholding and other applicable employment taxes and other proper payroll deductions, of One Hundred Eighty-Six Thousand Dollars ($186,000.00). Such annual salary shall be paid in accordance with the Corporation’s established pay policies and procedures.

2.2. Signing Bonus. Upon execution and delivery of this Agreement by Employee to the Corporation, the Corporation shall pay Employee a one-time bonus of Eighteen Thousand Dollars ($18,000.00), subject to withholding and other applicable employment taxes and other proper payroll deductions.

2.3. Performance Bonus. As determined solely by the Compensation Committee of the Corporation’s Board of Directors (“Committee”), Employee shall be entitled to participate in the Corporation’s established bonus plan. Additionally, upon achievement by Employee of the objectives to be agreed upon by the Corporation and Employee within 30 days of employment and set forth on attached Exhibit A, which is incorporated herein by reference, Employee shall be entitled to earn the amounts also set forth on attached Exhibit A, such amounts ranging between twenty percent (20%) and thirty-five percent (35%) of Employee’s annual base salary set forth above. Any bonuses earned by Employee pursuant to the terms hereof may, at the Committee’s discretion, be paid by the Corporation in cash or by issuance of the Corporation’s securities, including options, or a combination thereof, and shall be subject to withholding and other applicable employment taxes and other proper payroll deductions. The actual terms of payment of any such bonuses earned shall be at the Committee’s discretion.

2.4. Benefits. Employee shall be entitled, at the Corporation’s expense and consistent with the Corporation’s policies and practices, to participate in the Corporation’s established benefits plans, including health and dental insurance plans and its 401(k) plan (when and if it is established), provided that with respect to any insurance benefits, such participation shall be subject to approval by the Corporation’s respective insurance provider. Employee acknowledges that he is not entitled to any further benefits other than set forth herein or as the Corporation’s Board of Directors, in its sole discretion, shall determine to grant Employee, and that, from time to time, the Corporation may change the benefits it offers its employees, including Employee.

2.5. Vacation. Employee shall be entitled, during the Employment Term, to twenty (20) vacation days per year, in addition to other customary office holidays, during which time his compensation shall be paid in full. Employee shall be entitled to take such vacation days at any time and in any combination; provided, however, that Employee agrees to take into consideration the needs and exigencies of the business of the Corporation, and shall not take such vacation days at such times or in such combinations as will substantially impair his ability to carry out his duties hereunder.

2.6. Expenses. The Corporation shall reimburse Employee for all ordinary and necessary expenses reasonably and properly incurred and paid by Employee in the course of performing his duties, as specified in Section 1 hereof, and consistent with the Corporation’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Corporation’s requirements with respect to the manner of authorization and reporting of such expenses. The Corporation shall also reimburse Employee for monthly automobile-related expenses in an amount not to exceed an aggregate amount of $500.00 per month. The Corporation shall also reimburse Employee for reasonable moving and relocation expenses, including actual moving expenses, payment of up to one point in connection with any mortgage secured by Employee related to Employee’s purchase of a new home in connection with his employment hereunder, related closing costs, any temporary housing expenses, and expenses related to Employee’s decorating of any such new house (collectively, “Moving Expenses”), provided that (i) the total amount of all such Moving Expenses shall not exceed Fifty-Five Thousand Dollars ($55,000.00), and (ii) the reimbursement by the Corporation of such Moving Expenses shall be subject to the receipt by the Corporation of receipts or other evidence, satisfactory to the Corporation, of all such Moving Expenses within twelve (12) months of the Effective Date, after which Employee shall not be entitled to reimbursement for such Moving Expenses.

3. Term and Termination.

3.1. Employment Term. The “Employment Term,” as that term is used throughout this Agreement, shall commence on the Effective Date and end on the one-year anniversary of the Effective Date, provided that this Agreement may be terminated sooner in accordance with the provisions of Section 3.2 hereof. At or before the end of the Employment Term, the parties may agree to extend this Agreement for a period that is mutually acceptable or otherwise modify this Agreement, any such extension or modification being set forth in a writing executed by the parties.

3.2. Termination.

(a) Immediately for Cause. Notwithstanding the provisions of Section 3.1 above, the Corporation may immediately terminate Employee’s employment hereunder for “Cause,” which shall include the following: (i) Employee’s dishonesty, fraud or misrepresentation in connection with his employment pursuant to the terms hereof, or Employee’s breach of his fiduciary duty owed to the Corporation, (ii) theft, misappropriation or embezzlement by Employee of the Corporation’s funds or resources, (iii) Employee’s conviction of or a plea of guilty or nolo contendere in connection with any felony, crime involving fraud or misrepresentation, or any other crime, or (iv) a breach by Employee of any material term hereof.

In the event of any termination pursuant to this subsection, the Corporation shall be obligated to pay Employee only those portions of his compensation provided by Section 2.1 hereof which shall accrue to Employee up to and including the date upon which such termination becomes effective, in addition to reimbursing Employee for any expenses incurred in accordance with the provisions of Section 2.6 hereof, with the exception of any Moving Expenses or automobile-related expenses. Further, in the event of any termination pursuant to this subsection or pursuant to Section 3.2(d) below, Employee shall, on the date of any such termination, without setoff or any other deduction, reimburse the Corporation for all amounts paid to him by the Corporation under or pursuant to Sections 2.2 and 2.3 and for all Moving Expenses and automobile-related expenses paid to him pursuant to the provisions of Section 2.6 hereof. Notwithstanding the foregoing, the parties agree that Employee’s obligation to reimburse the Corporation as set forth in the immediately preceding sentence shall cease and be of no further force or effect and the end of the Employment Term, regardless of whether this Agreement may be extended or modified by the parties as set forth in Section 3.1 hereof.

(b) Termination Without Cause. Notwithstanding anything in this Agreement to the contrary, should the Corporation terminate Employee’s employment hereunder at any time without cause as described above, as a condition to any such termination, the Corporation shall (i) pay Employee those portions of his compensation provided by Sections 2.1, 2.2 and 2.3 hereof which shall accrue to Employee up to and including the date upon which such termination becomes effective, (ii) reimburse Employee for any expenses incurred in accordance with the provisions of Section 2.6 hereof, and (iii) pay Employee an amount equal to six-months’ base pay in accordance with the payment amounts and terms as provided in Section 2.1 In addition, the Corporation shall also pay the foregoing amounts to Employee if Employee’s employment pursuant to the terms hereof is terminated in connection with any merger of the Corporation with or into another person or entity or the sale by the Corporation of all or substantially all of its business, assets or stock.

(c) Immediately Due to Disability or Death. Subject to the following, and notwithstanding anything in this Agreement to the contrary, the Corporation may immediately terminate Employee’s employment hereunder upon Employee’s disability (as determined below) or death, provided that in the event the Corporation terminates Employee’s employment under this subsection due to Employee’s (i) disability, the Corporation shall, in addition to reimbursing Employee for any expenses incurred in accordance with the provisions of Section 2.6 hereof, be obligated to pay Employee those portions of his compensation provided for by Sections 2.1 hereof which shall accrue to Employee up to and including the date upon which Employee became disabled; and (ii) death, the Corporation shall, in addition to reimbursing Employee’s estate for any expenses incurred in accordance with the provisions of Section 2.6 hereof, be obligated to pay Employee’s estate only those portions of his compensation provided by Sections 2.1and 2.3 hereof which shall accrue to Employee up to and including the date upon which Employee died.

For the purposes of this Agreement, Employee shall be deemed to be suffering from a disability if Employee, in the reasonable judgment of the Corporation’s Board of Directors (with Employee abstaining from any such vote if Employee is elected to serve on the Corporation’s Board of Directors), is unable to perform his duties, as specified in Section 1 hereof, by reason of illness or incapacity for a period of more than 60 days in any six-month period.

(d) Termination by Employee. In the event Employee terminates this Agreement, the Corporation shall be obligated to pay Employee only those portions of his compensation provided by Sections 2.1 hereof which shall accrue to Employee up to and including the date upon which such termination becomes effective, in addition to reimbursing Employee for any expenses incurred in accordance with the provisions of Section 2.6 hereof, with the exception of any Moving Expenses or automobile-related expenses.

4. Options; Restricted Stock.

4.1. Option Grant. Simultaneous with the execution and delivery by Employee of this Agreement to the Corporation, the Corporation shall issue to Employee 4-year qualified options to purchase an aggregate of sixty-five thousand (65,000) shares of the Corporation’s common stock at an exercise price equal to the closing price of the Corporation’s common stock on the American Stock Exchange on the Effective Date. This option grant shall, in all cases, be subject to the terms of the Corporation’s Antares Pharma, Inc. 2001 Incentive Stock Option Plan for Employees, and the form of agreement reflecting such options shall be in the form customarily used by the Corporation or reasonably required by the Committee.

4.2. Additional Awards. At the sole discretion of the Corporation’s Board of Directors, Employee may be entitled to participate in such other equity incentive plans or programs as such board may, from time-to-time, implement, provided that nothing herein shall obligate the Corporation to allow Employee to participate in any such plan or program.

5. Confidentiality Agreement and Covenant Not to Compete; Nonsolicitation.

5.1. Confidentiality Agreement. Employee acknowledges the interest of the Corporation in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or for five (5) years thereafter, regardless of the reason for or circumstances of termination of employment, directly or indirectly, reveal or cause to be revealed to any person or entity the production processes, inventions, trade secrets, customer lists or other confidential business information obtained by him as a result of his employment with the Corporation, including information received by him prior to the Effective Date, except when specifically authorized in writing to do so by the Board of Directors of the Corporation; provided, however, that the parties acknowledge that it is not the intent of this Section 5.1 to include within its subject matter (i) information not proprietary to the Corporation, or (ii) information which is in the public domain.

5.2. Covenant Not to Compete; Nonsolicitation. During the Employment Term and for one (1) year immediately following the termination of Employee’s employment (the “Noncompete Period”), regardless of the reason, if any, for any such termination, Employee shall not, on his behalf or on behalf of or in conjunction with any other person, persons, firm or partnership, corporation, entity or company:

(a) compete, directly or indirectly, with the Corporation or engage or participate, directly or indirectly, in any business or businesses substantially similar to the business conducted by the Corporation, including needle-free injectors, mini-needle injectors, transdermal gel delivery systems and fast melting oral tablet delivery systems, as of the Effective Date or as may thereafter be conducted by the Corporation at any time during the Noncompete Period.

(b) solicit or cause to be solicited any customers of the Corporation in manner prohibited by the terms hereof.

(c) recruit or cause any other person to recruit any employee of the Corporation to any of said business or businesses.

6. Miscellaneous.

6.1. Notices. All notices and other communications under this Agreement will be sufficient if written and sent by registered or certified mail, return receipt requested, in the case of Employee, to his residence as shown on the Corporation’s records, and in the case of the Corporation, to its offices at 707 Eagleview Boulevard, Exton, Pennsylvania 19341, with a copy to Morris M. Sherman, Esq., Leonard, Street and Deinard Professional Association, 150 South Fifth Street, Suite 2300, Minneapolis, Minnesota 55402; provided, however, that any notice of change of address shall be effective only upon receipt.

6.2. Obligations and Benefits. The obligations and benefits set forth in this Agreement shall be binding and inure to the benefit of the respective parties hereto and their personal representatives, successors and permitted assigns.

6.3. Assignment. Absent the Corporation’s express written consent, which may be withheld at the Corporation’s discretion, Employee may not assign any obligations or benefits under this Agreement; the Corporation is free to assign its obligations or benefits under this Agreement.

6.4. Waiver. A waiver by the Corporation or Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

6.5. Amendment. This Agreement shall be amended only in writing, signed by both parties.

6.6. Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Minnesota, without giving effect to principles of conflict of laws.

6.7. Entire Agreement. This Agreement contains the entire agreement of the parties. This Agreement supersedes any and all prior agreements between the parties hereto, whether oral or written, including, without limitation, that certain term sheet previously discussed and reviewed by the parties. All of such other agreements, whether oral or written, are hereby null and void and of no further force and effect.

6.8. Severability. If any portion or portions of this Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid and enforceable.

6.9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

ANTARES PHARMA, INC.

By:	/s/ Jack Stover
Its:	President and CEO

/s/ James Hattersley
James Hattersley